Exhibit 99.1

       1.   Power of Attorney.      Know all persons by these presents that
each person whose signature appears below constitutes and appoints W. Robert Cotham, Mark L. Hart, Jr, William P. Hallman, Jr. and William O. Reimann, IV, and each of them, as his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments to the Schedule 13D and any reports filed pursuant to Section 16 of the Securities Exchange Act of 1934, filed on behalf of each of them with respect to their beneficial ownership of First Sierra Financial, Inc., and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or such person or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

       DATED:        September 10, 1998

                                    Portfolio LL INVESTORS, L.P.,
                                    a Delaware limited partnership

                                    By: PORTFOLIO GENPAR, L.L.C.
                                          a Delaware limited liability company,
                                          General Partner


                                    By:  /s/ W. R. Cotham
                                       W. R. Cotham, Vice President